Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-259241) and Form F-3 (No. 333-256856) of UP Fintech Holding Limited and its subsidiaries of our report dated April 28, 2022, with respect to the consolidated financial statements of UP Fintech Holding Limited and the effectiveness of internal control over financial reporting.

/s/ KPMG Huazhen LLP

Beijing, China

April 28, 2022